Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727
Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION REPORTS REVISED 2008 FOURTH

QUARTER NET LOSS DRIVEN BY NONCASH GOODWILL IMPAIRMENT CHARGE

RESULTING FROM STOCK PRICE DECLINE

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Noncash after-tax goodwill impairment charge of $1.5 billion, or $5.70 per share.

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No impact on cash flow or liquidity and negligible impact on regulatory and tangible capital ratios.

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No connection to or utilization of U.S. government capital from TARP program.

Milwaukee, Wis. – March 2, 2009 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today reported a revised 2008 fourth quarter net loss of $1.9 billion, or $7.25 per share. The revision was driven entirely by a noncash goodwill impairment charge. The goodwill impairment charge is a noncash accounting adjustment to the Company’s balance sheet that does not affect cash flow or liquidity and has a negligible impact on regulatory and tangible capital ratios. The Corporation initially reported a 2008 fourth quarter net loss of $404 million, or $1.55 per share. M&I also reported a revised net loss of $2.1 billion, or $7.92 per share, for the twelve months ended December 31, 2008. The Corporation initially reported a net loss for the twelve months ended December 31, 2008 of $568 million, or $2.19 per share.

“The goodwill impairment charge was driven by the decline in M&I’s stock price and the deteriorating economy,” said Greg Smith, senior vice president and CFO, Marshall & Ilsley Corporation.  “This noncash charge had no impact on the Company’s cash flow or liquidity and has a negligible impact on regulatory and tangible capital ratios.”

Capital levels remained strong and virtually unchanged at December 31, 2008:

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Tangible common equity of $3.9 billion or 6.4% of tangible assets.

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Tangible equity of $5.6 billion or 9.0% of tangible assets.

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Tier 1 risk-based capital of $5.4 billion or 9.5% of risk-based assets—well above the regulatory capital requirement of 6.0%.

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Total risk-based capital of $7.4 billion or 13.2% of risk-based assets—well above the regulatory capital requirement of 10.0%.

Noncash Goodwill Impairment Charge

The Company recognized a noncash after-tax goodwill impairment charge during the 2008 fourth quarter of $1.5 billion, or $5.70 per share. The impairment loss reflected M&I’s recently completed impairment testing as of December 31, 2008. M&I’s fourth quarter results, the deteriorating economy, and unprecedented weakness in financial markets caused a significant decline in the Company’s stock price, leading to the impairment charge. The final results showed that the estimated fair values of certain M&I reporting units were less than their book values, resulting in this charge.

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About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $62.3 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 35 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 25 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include:  (i) M&I’s exposure to the volatile commercial and residential real estate markets, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses to compensate for potential losses in its real estate loan portfolio, (ii) adverse changes in the financial performance and/or condition of

M&I’s borrowers, which could impact repayment of such borrowers’ outstanding loans, (iii) M&I’s ability to maintain required levels of capital, (iv) fluctuation of M&I’s stock price, and (v) those factors referenced in Item 1A. Risk Factors in M&I’s annual report on Form 10-K for the year ended December 31, 2008, and as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this press release.